Exhibit 107
CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(11)	Amount of Registration Fee(12)
Ordinary shares(2)	18,112,500	N/A	$184,566,375
Ordinary shares(3)	19,135,221	N/A	$125,806,149
Warrants(4)(5)	7,187,500	N/A	$1,437,500
Warrants(4)(6)	7,250,000	N/A	$7,250,000
Ordinary shares issuable on exercise of Warrants(7)(8)	14,437,500	N/A	N/A
Contingent Value Rights(9)	112,143,203	N/A	N/A
Ordinary shares issuable pursuant to Contingent Value Rights(8)(9)	5,284,792	N/A	$52,847,920
Total(10)			$371,907,944	$34,476
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(1)All securities being registered will be issued or assumed by Kalera Public Limited Company, a public limited company incorporated in Ireland with registered number 606356 (“Pubco”), in connection with the proposed business combination described herein by and among (i) Agrico Acquisition Corp., a Cayman Islands exempted company (together with its successors, “Agrico”), (ii) Pubco, (iii) Kalera Cayman Merger Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), (iv) Kalera Luxembourg Merger Sub SARL, a Luxembourg limited liability company (société à responsabilité limitée) (“Lux Merger Sub” and, together with Cayman Merger Sub, the “Merger Subs”), and (v) Kalera AS, a Norwegian private limited liability company (the “Company”). Each issued and outstanding security of Agrico will be automatically cancelled and converted into the right of the holder to receive, or assumed by Pubco and automatically adjusted to become, securities of Pubco and each issued and outstanding share of the Company will be cancelled and cease to exist and, as consideration for such cancellation, the holders of Company Shares will receive Pubco ordinary shares.
(2)Consists of Pubco ordinary shares issuable in exchange for outstanding common equity securities of Agrico in connection with the business combination. Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for such Pubco ordinary shares is based upon a per-share amount equal to $10.19, the average of the high and low trading prices of Agrico’s ordinary shares on the Nasdaq on April 14, 2022 (within five (5) business days prior to the filing date of this Registration Statement).
(3)Consists of Pubco ordinary shares issuable in exchange for outstanding common equity securities of the Company in connection with the business combination. Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for such Pubco ordinary shares is based upon a per-share amount equal to $1.19. Such per share amount represents $0.595, the average of the high and low trading prices of shares of the Company’s common equity on the over-the-counter market on April 14, 2022 (within five (5) business days prior to the filing date of this Registration Statement), adjusted to give effect to the reverse 2 to 1 stock split that is expected to occur in connection with the merger of Kalera AS and Kalera S.A., pursuant to a cross-border merger by absorption between Kalera AS and Kalera S.A., with Kalera S.A. as the surviving entity, and the listing of Kalera S.A.’s shares on Euronext Growth Oslo.
(4)All warrants being registered will be assumed by Pubco (“Pubco Warrants”) in exchange for Agrico’s existing warrants. Pursuant to the business combination, each outstanding warrant of Agrico, including warrants issued in its initial public offering (the “Agrico Public Warrants”) and the warrants issued by Agrico in one or more private placements (the “Agrico Private Placement Warrants”) will become one Pubco Warrant.
(5)Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Pubco Warrants assumed in exchange for the Agrico Public Warrants is based upon a per-share amount equal to $0.20, the average of the high and low trading prices of Agrico Public Warrants on the Nasdaq on April 14, 2022 (within five (5) business days prior to the filing date of this Registration Statement).
(6)Pursuant to Rules 457(c) and 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Pubco Warrants assumed in exchange for the Agrico Private Placement Warrants is based upon a per-share amount equal to $1.00, the book value of such warrants as of the time of issuance.
(7)Consists of Pubco ordinary shares issuable upon exercise of Pubco Warrants. Each Pubco Warrant will entitle the warrant holder to purchase one Pubco ordinary share at a price of $11.50 per share (subject to adjustment).
(8)Pursuant to Rule 457(g) promulgated under the Securities Act, no separate registration fee is required.
(9)Determined on a combined basis with respect to both: (i) the contingent value rights issuable to Kalera security holders in connection with the business combination; and (ii) the maximum amount of Pubco ordinary shares issuable pursuant to such contingent value rights upon the satisfaction of certain conditions. Solely for the purpose of calculating the registration fee, the proposed combined maximum offering price for such contingent value rights and underlying Pubco ordinary shares is based upon an assumed $10.00 per Pubco ordinary share, as of the closing of the business combination.
(10)Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from shares splits, share dividends or similar transactions.
(11)Calculated solely for purposes of determining the filing fee applicable to this registration statement, and not for any other purpose.
(12)Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”) by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.